Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 26th, 2025 by and between TestEquity LLC, a Delaware limited liability company (the “Company”) and Barry Litwin (“Executive”).

WHEREAS, the Company wishes to hire Executive as the Chief Executive Officer of the Company and Executive wishes to accept this position.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Term of Employment. Subject to the terms of this Agreement, Executive shall be employed by the Company commencing as of July 14, 2025 (the “Effective Date”) until Executive’s employment hereunder is terminated in accordance with Section 7, subject to Sections 9, 10, and 11 (collectively, the “Restrictive Covenant Provisions”). The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer. In such position, Executive shall have such duties and authority as are customary for that position as shall be determined from time to time by the Chief Executive Officer of Distribution Solutions Group, Inc. (“DSG”) and the Chairman of the Board of Directors of DSG. In your role as CEO, your duties and authorities will consist of all duties and authority customarily performed and held by persons holding equivalent positions in companies similar in nature and size to the Company or DSG as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of DSG (the “Board”). Executive’s principal place of employment will be at the Company’s main office in North Richland Hills, Texas and at his current home in New York State (collectively, the “Work Locations”).

(b) During the Employment Term, Executive will devote Executive’s full business time to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive (i) from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation, subject to the prior written approval of the CEO, or any charitable organization or (ii) from managing Executive’s personal investments; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with the Restrictive Covenant Provisions.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $850,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Incentive Compensation.

(a) Annual Bonus. For each calendar year commencing after 2025 which is completed during the Employment Term, Executive will be eligible to participate in the Company’s performance-based bonus program under which Executive’s bonus may range from 0% to 150% of Executive’s Base Salary, with a target bonus amount equal to 100% of Executive’s Base Salary (the “Annual Bonus”). Subject to the terms of the annual bonus program, the Annual Bonus amount is determined based on Executive’s achievement of quantitative and/or qualitative performance goals established by the Company and the Compensation Committee of the Board in their sole discretion and communicated to Executive. Any Annual Bonus determined to be payable to Executive hereunder for a calendar year shall be paid in the form of a lump sum within thirty (30) days following completion of the Company’s audited annual financial statements for such calendar year. Except as provided in Section 7, to be eligible for an Annual Bonus pursuant to this Section 4, Executive must be an active employee of the Company on the date that the Annual Bonus is paid.

(b) Signing Equity Incentive and Cash Bonus.

(i) Subject to the approval of the Board and the terms of the Distribution Solutions Group, Inc. Equity Compensation Plan (“Equity Compensation Plan”) and award agreement, Executive shall be granted 70,000 restricted stock units (“RSUs”) of DSG as a signing bonus (the “Equity Signing Bonus”) on the first regularly scheduled meeting of the Board following the Effective Date (the “Date of Grant”). Subject to Executive remaining employed on each vesting date, the RSUs granted pursuant to the Equity Signing Bonus will vest 25% on the Date of Grant and 25% on each anniversary of the Date of Grant (i.e., the RSUs shall be 100% vested on the third anniversary of the Date of Grant). The 25% of the RSUs that vested on the Date of Grant will be settled on such Date (the “First Settlement Tranche”) and the 25% of the RSUs that vest on the first anniversary of the Date of Grant will be settled on the first anniversary of the Date of Grant (the “Second Settlement Tranche”) (subject in each case to appropriate share withholding on the settled RSUs), the 25% of the RSUs that vest on the second anniversary of the Date of Grant will be settled within thirty (30) days after such vesting date, and the final 25% of the RSUs that vest on the third anniversary of the Date of Grant will be settled within thirty (30) days after such vesting date. Notwithstanding the foregoing, if Executive resigns without Good Reason or is terminated for Cause (x) with respect to the First and Second Settlement Tranches, within the 18-month period commencing on the Date of Grant, Executive shall repay the entire gross value of the RSUs from both Tranches to the extent settled prior to the date of such termination (with such repayment being made either in the form of a) shares of stock, b) the equivalent cash value based on the fair market value of a share on the date of such termination, or c) a combination of the two consistent with the example in the following sentence); and (y) in any case, prior to the settlement of a particular tranche or tranches of RSUs, Executive shall forfeit his right to receive such shares in settlement of such RSUs. For example, if the Executive voluntarily resigns without Good Reason nine months after the Date of Grant (when the closing price of a share on such date of termination is $30), then Executive must either a) return 17,500 shares (the gross number of shares that were settled on the Date of Grant notwithstanding that he may have received less than 17,500 shares after withholding for taxes), b) make a cash payment to the Company equal to $525,000, or c) return a combination of the cash and shares that gets to the same total value of $525,000 (such as 13,000 shares plus a cash payment for $135,000). If Executive’s employment hereunder is terminated for any other reason prior to settlement of any RSUs that became vested prior to such termination, subject to Executive signing and not revoking a release of claims as provided in Section 8 and subject to Executive’s continued compliance with the Restrictive Covenant Provisions, Executive shall retain the right to receive shares in settlement of such previously vested RSUs on the settlement dates listed above. The RSUs shall be subject in all respects to the terms and conditions of the applicable RSU award agreement and the Equity Compensation Plan.

(ii) In addition, Executive will receive a cash signing bonus which is equal to a prorated portion of the target bonus amount (i.e., 100% of Base Salary) determined by multiplying such target bonus amount by a fraction, the numerator of which is the number of days between the Effective Date and the end of 2025 and the denominator of which is 365, which shall be paid within thirty (30) days after the Effective Date; provided, however, that if Executive is terminated for Cause or resigns without Good Reason prior to the date that is eighteen (18) months after the Effective Date, the Executive shall be required to repay to the Company the gross amount of such cash bonus.

(c) Equity Award. Subject to the approval of the Board and the terms of the Equity Compensation Plan and the applicable award agreement, Executive will be granted the following stock options (“Options”) under the Equity Compensation Plan on the Date of Grant (as defined above): (i) 100,000 Options with an exercise price of $35.00 per share; (ii) 70,000 Options with an exercise price of $45.00 per share; (iii) 50,000 Options with an exercise price of $55.00 per share; and (iv) 50,000 Options with an exercise price of $70.00 per share; notwithstanding the foregoing, in no event will the exercise price of any Option be less than the fair market value of the underlying shares of DSG stock on the Date of Grant. Subject to Executive remaining employed on each vesting date, the Options will vest 20% per year on each anniversary of the Date of Grant, and no Options shall vest in between such vesting dates. The Options shall be subject in all respects to the terms and conditions of the applicable Option award agreement and the Equity Compensation Plan. Except as otherwise set forth in the applicable Option award agreement, the Options will expire on the tenth anniversary of the Date of Grant.

(d) All unvested RSUs and stock options held by Executive pursuant to this Agreement shall vest and, in the case of stock options, become fully exercisable on the closing of a Change in Control, provided that Executive is employed by the Company on the date of the Change in Control (except as otherwise provided in Section 7(c)(iv)). For purposes of this Agreement, “Change in Control” shall have the meaning set forth in Section 1.6 of the Equity Compensation Plan, provided that with respect to subsection (e) thereof, in no event will a Change in Control occur if, following the consummation of a transaction described in such subsection (e), LKCM or its affiliates remain the majority holder of the equity interests of DSG (or the successor entity to DSG in such transaction).

5. Employee Benefits.

(a) Benefit Plans. During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans subject to the terms of each plan as in effect from time to time (collectively “Benefit Plans”), on the same basis as those benefits are generally made available to other senior executives of the Company. The Company reserves the right to amend or terminate any Benefit Plan at any time and for any reason in its sole discretion.

(b) Paid Time Off. Executive shall be entitled to an annual paid time off in accordance with the Company’s policy applicable to senior executives, but in no event less than three (3) weeks per year (as prorated for partial years), which PTO may be taken at such times as Executive elects with due regard to the needs of the Company

6. Business Expenses and Perquisites.

(a) Expenses. During the Employment Term, reasonable and documented business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

(b) Legal Fees. Executive shall be reimbursed for reasonable and documented legal fees related to the negotiation of this Agreement, up to a maximum of $10,000.

(c) Relocation, Travel and Housing. Executive shall receive a gross monthly housing allowance equal to an amount in line with, but not less, than other Company executives with similar arrangements, which shall be paid as of the last payroll date of each month, net of all applicable taxes and withholding. Executive shall be reimbursed for reasonable and documented travel expenses in accordance with the Company’s reimbursement policy. If the Company and Executive mutually agree that Executive shall relocate to Texas, Executive shall be reimbursed for reasonable expenses of any relocation approved by the Company up to a maximum gross amount to be agreed upon by the parties hereto, consistent with market standards, which shall be paid net of all applicable taxes and withholding.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party hereto at any time and for any reason; provided that Executive will be required to give the Company at least sixty (60) days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and any other Person (as defined below) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (“Affiliates”).

(a) By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated (A) by the Company for Cause (as defined below) and shall terminate automatically or (B) upon Executive’s resignation without Good Reason (as defined in Section 7(c)) provided that Executive will be required to give the Company at least sixty (60) days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s conviction of (or plea of guilty or nolo contendere to) (x) any felony or (y) any offense involving fraud or moral turpitude, (B) Executive’s continuing failure to substantially perform his duties with the Company (other than due to incapacity caused by physical or mental illness), (C) a material breach by Executive of any of the Restrictive Covenant Provisions, (D) Executive’s willful or repeated misconduct or gross negligence in the performance of his duties to the Company, (E) a material violation of a policy of the Company, including any material violation of the employee handbook, (which employee handbook has been disclosed to Executive), or (F) Executive’s commission of an act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or its Affiliates; provided that any of the events described in clauses (A) though (F) of this Section 7(c)(ii) shall constitute Cause only if Executive fails to cure such event within thirty (30) days after receipt from the Company of written notice of the event which constitutes Cause.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive: (A) the Base Salary through the date of termination; (B) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and (C) benefits under such Benefit Plans, if any, as to which Executive may be entitled, as of the date of termination, under the employee benefit plans of the Company (the amounts described in clauses (A) through this clause (C) being referred to as the “Accrued Rights”). Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company’s equity incentive compensation plan.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes eligible for and, in fact, receives benefits under the Company’s long-term disability plan or program, or, if Executive is not covered under any long-term disability plan or program maintained by the Company or any of its Affiliates, Executive becomes physically or mentally incapacitated and is therefore unable for a period of five (5) consecutive months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights, (B) any Annual Bonus earned, but unpaid with respect to a completed fiscal year, as of the date of termination, paid in accordance with Section 4(a) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company), and (C) a Pro Rata Bonus. For purposes hereof, the term “Pro Rata Bonus” shall mean a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual results for such completed fiscal year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable in accordance with Section 4(a).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company’s equity incentive compensation plan.

(c) By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within ninety (90) days following written notification by Executive to the Company of the occurrence of one of the reasons: (A) any materially adverse change in Executive’s title, position, duties or reporting responsibilities, (B) failure to pay or a material reduction in Executive’s Base Salary or other material breach by the Company of this Agreement, or (C) a requirement that Executive’s Work Locations be moved more than thirty-five (35) miles from their respective current locations. Executive’s termination shall be considered to be on account of Good Reason only if Executive provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first date on which Executive has knowledge of the first occurrence of such circumstances, the Company fails to cure the event or circumstances giving rise to Good Reason within thirty (30) days of the Company’s receipt of the notice, and Executive terminates employment following such failure to cure and within ninety (90) days of the date the notice is provided to the Company.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus earned, but unpaid with respect to a completed fiscal year, as of the date of termination, paid in accordance with Section 4(a) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) subject to Section 8 and Executive’s continued compliance with the Restrictive Covenant Provisions, a Pro Rata Bonus for the applicable calendar year, determined subject to performance under the Company’s annual incentive program and days of employment during such calendar year, payable in accordance with Section 4(a); and

(D) subject to Section 8 and Section 13(g)(ii) and Executive’s continued compliance with the Restrictive Covenant Provisions, (x) continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for twelve (12) months following such termination, and (y) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month a taxable amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee until the earliest of: (i) twelve (12) months after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers essential health benefits as defined under the Patient Protection and Affordable Care Act under an employer-sponsored medical plan.

(iv) In addition, in the event of Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, within six (6) months immediately preceding a Change in Control (as defined in Section 4(d) of this Agreement) (a “Qualified Termination”), then (A) any unvested RSUs or stock options granted to Executive under this Agreement shall not immediately be forfeited upon the occurrence of a Qualified Termination but instead shall be held in abeyance pending determination whether such a Change in Control occurs and (B) if such Change in Control occurs, then all such unvested RSUs and stock options shall be immediately vested upon such Change in Control.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any employee benefit plan, or in any award agreement between Executive and the Company granted pursuant to the Company’s Equity Compensation Plan.

(d) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(i). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e) Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to promptly resign, as of the date of such termination and to the extent applicable, from any other position as an officer, director or fiduciary of any Company-related entity.

8. Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Rights shall only be payable if Executive delivers to the Company, and does not revoke, a general release of all claims of Executive occurring up to the release date in the form of Exhibit A (with only such changes therein as may the Company, in its sole discretion, determine to be necessary to make it valid and encompassing under applicable law, the “Release”) within twenty-one (21) days of presentation thereof by the Company to Executive. The Company shall present the Release to Executive for execution within ten (10) business days following the date of termination. Notwithstanding anything in this Agreement to the contrary, to the extent that any payments beyond the Accrued Rights are paid to Executive pursuant to Section 7 prior to the eighth (8th) day following the date Executive executes the Release required by this Section 8, and Executive revokes the Release during the seven (7)-day period following its execution, Executive shall be obligated to re-pay to the Company any such payments. To the extent that the review and revocation period applicable to the Release spans two of Executive’s taxable years, the first payments pursuant to Section 7(c)(iii)(D) shall not be paid until the later taxable year.

9. Non-Competition; Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and in consideration for being provided with Confidential Information (as defined below) and for entering into this Agreement, accordingly agrees as follows:

(i) During the Employment Term and, for a period of twelve (12) months following the end of the Employment Term, Executive will not, directly or indirectly (including on his own behalf or on behalf of or in conjunction with any Person or by contract) either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the voting securities of any such company), or engage in, within the United States, Canada and Mexico (the “Restricted Territory”), any Person that is specifically one of the Persons listed on Exhibit B (collectively, “Competitive Businesses”), or (ii) accept employment with or render services to Competitive Businesses that engages in such Competitive Business within the Restricted Territory as a director, officer, agent, employee, consultant, or any other capacity.

(ii) During the Employment Term, and for a period of eighteen (18) months following the end of the Employment Term (the “Non-Solicit Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or encourage any employee who was employed by the Company or any of its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or such Affiliate coincident with, or within twelve (12) months prior to or after, the termination of Executive’s employment with the Company to leave the employment of the Company or its Affiliates.

(iii) During the Non-Solicit Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

10. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment (with any material and documented expenses incurred in such process to be borne by the Company).

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that (x) Executive may disclose to any prospective future employer the Restrictive Covenant Provisions solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the Restrictive Covenant Provisions so long as the prospective future employer is informed of the confidential nature of the Restrictive Covenant Provisions and takes commercially reasonable efforts to maintain the confidentiality thereof; (y) Executive may disclose the existence or contents of this Agreement as required by applicable law or regulation; or (z) Executive may disclose the existence or contents of this Agreement as may be reasonably necessary to enforce his rights under this Agreement.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(v) Nothing in this Agreement prohibits Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(vi) The foregoing notwithstanding, Executive shall be free to use Residuals for any purpose, subject to the Restrictive Covenant Provisions, provided that Executive does not disclose Confidential Information except as permitted hereunder. The term “Residuals” means information in non-tangible form retained in the unaided memory of Executive, including without limitation ideas, concepts, know-how or techniques, but excluding information intentionally memorized for use after termination of Executive’s employment hereunder.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants (to the extent Executive has the rights to do so) the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Any records maintained by Executive of Company Works will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all reasonably requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(c) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11. Non-disparagement. Neither Executive nor the Company (for purposes hereof, the Company shall include DSG but in either case mean only executive officers and directors thereof and not any other employees) shall make any public statements that disparage the other party hereto, or in the case of the Company, its Affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11.

12. Specific Performance; Reasonableness. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenant Provisions would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 9 and 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties hereto with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f) Set Off. Subject to Section 13(g), the Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its subsidiaries. Executive shall not be required to mitigate the amount of any payment provided for pursuant to Section 7 by seeking other employment.

(g) Compliance with IRC Section 409A.

(i) The intent of the parties hereto is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), or any exception thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party hereto may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

TestEquity LLC

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attn: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its Affiliates.

(l) Cooperation. Upon reasonable advance notice (which, following termination of this Agreement, shall include due regard for Executive’s subsequent employment obligations), Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him as a result of providing such requested cooperation, subject to Executive’s substantiation of such expenses.

(m) Indemnification and D&O Coverage. Executive shall be fully indemnified against claims and liability to the same extent and on the same terms as other senior executives of the Company. In addition, Executive shall be covered by directors’ and officers’ insurance (D&O) to the same extent on the same terms as other senior executives of the Company. This provision shall survive termination of this Agreement.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement and any other compensation owed by Company to Executive such Federal, state and local taxes, and other required withholding, as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

TESTEQUITY LLC

By:	/s/ J. Bryan King
Name: J. Bryan King
Title: Chief Executive Officer and Chairman of the Board, DSG

EXECUTIVE:

/s/ Barry Litwin
BARRY LITWIN

Signature Page to Employment Agreement

EXHIBIT A

FORM OF AGREEMENT AND GENERAL RELEASE

See attached.

AGREEMENT AND GENERAL RELEASE

TestEquity LLC, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former affiliates, members, shareholders, partners, employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement and General Release (this “Release”) as the “Company”) and Barry Litwin, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:

1. Last Day of Employment. Executive’s last day of employment with the Company is [INSERT TERMINATION DATE]. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from any position he holds as an officer, director and/or employee of TestEquity LLC and any of its affiliates and will not be eligible for any benefits or compensation after [INSERT TERMINATION DATE], other than as specifically provided in the employment agreement between TestEquity LLC and Executive dated effective as of [INSERT EFFECTIVE DATE] (the “Employment Agreement”), subject to Executive’s executing, delivering and not revoking this Release. Executive further acknowledges and agrees that, after [INSERT TERMINATION DATE], he will not represent himself as being a director, officer, employee, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company, other than general statements relating to his position, title or experience with the Company, subject to the confidentiality provision under Section 10 of the Employment Agreement and in no event will Executive make any statements as an agent or representative of the Company. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3.

2. Consideration. The parties hereto acknowledge that this Release is being executed in accordance with Section 8 of the Employment Agreement.

3. Revocation. Executive may revoke this Release for a period of seven (7) days following the day he executes this Release. Any revocation within this period must be submitted, in writing, to TestEquity LLC and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to [INSERT NAME], or his/her designee, or mailed to TestEquity LLC 9151 Boulevard 26, Building A floor 4, North Richland Hills Tx 76180 and postmarked within seven (7) days of execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Texas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Executive knowingly and voluntarily releases and forever discharges the Company from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Company, that Executive has, has ever had or may have as of the date of execution of this Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964 which prohibits discrimination on the basis of sex, race, color, national origin and religion;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Texas Labor Code

•	Any other foreign, federal, state or local civil or human rights law or any other local, state, federal or foreign law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Executive (for himself, his heirs, executors, administrators, successors and assigns) intends that this release extend to any and all claims of whatsoever kind or character, known or unknown, and Executive therefore expressly waives any and all rights granted by Texas Civil Code Section 1542 (or any other analogous federal or state law or regulation). Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Cal. Civ. Code § 1542.

Notwithstanding anything herein to the contrary, the sole matters to which this Release do not apply are: (a) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to [INSERT TERMINATION DATE] with regard to his service as an officer of the Company; (b) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (c) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (d) Executive’s rights as an equity holder of TestEquity LLC.

5. No Claims Permitted. Executive waives his right to file any charge or complaint against the Company arising out of his employment with or separation from the Company before any foreign, federal, state or local court or any foreign, federal, state or local administrative agency, except where such waivers are prohibited by law. This Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Executive affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Company in any forum or form. Executive further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in the Employment Agreement. Executive also affirms he has no known workplace injuries.

7. Confidentiality; Cooperation; Return of Property. Executive agrees not to disclose any information regarding the circumstances surrounding the cessation of his employment, or the existence, terms, or conditions of this Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room”, or any other entity or person, with the exception of Executive’s spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude Executive from divulging any information to any agency of the federal, state, or local government pursuant to an official request by such government agency or pursuant to court order (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Company will reimburse Executive for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company. Executive represents that he has returned to the Company all property belonging to the Company, including, but not limited to, any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

8. Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Release, Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Release. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Release.

9. No Admission. Executive agrees neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

10. Amendment. This Release may not be modified, altered or changed except upon express written consent of both parties hereto wherein specific reference is made to this Release.

11. Entire Agreement. This Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties hereto; provided, however, that notwithstanding anything in this Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including, but not limited to, the Restrictive Covenant Provisions (as defined in the Employment Agreement), shall survive and continue in full force and effect. Executive acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Release.

EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) DAYS TO REVIEW THIS RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21)-DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AND ITS AFFILIATES.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below:

COMPANY:

TESTEQUITY LLC

By:
By:
Title:

EXECUTIVE:

BARRY LITWIN

Signature Page to Agreement and General Release

EXHIBIT B

[LIST OF COMPETITIVE BUSINESSES]